SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2007

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On December 17, 2007, the Board of Trustees of LaSalle Hotel Properties (the “Company”) approved changes to the Company’s compensation arrangements for (i) Jon E. Bortz, Chairman of the Board of Trustees and Chief Executive Officer; (ii) Michael D. Barnello, Chief Operating Officer and Executive Vice President of Acquisitions; and (iii) Hans S. Weger, Executive Vice President, Treasurer and Chief Financial Officer. In addition, the Board of Trustees approved equity awards to the three officers pursuant to the Company’s 1998 Share Option and Incentive Plan.

The Board of Trustees approved the following changes to its cash compensation for the three officers:

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Effective January 1, 2008, the annual base salary of Mr. Bortz was increased to $533,000 and the target cash bonus for Mr. Bortz was also set at $533,000. (For 2007, Mr. Bortz’s annual base salary and target bonus were $510,000 and $510,000, respectively.)

•

Effective January 1, 2008, the annual base salary for each of Mr. Barnello and Mr. Weger was increased to $392,000 and the target cash bonus for each of Mr. Barnello and Mr. Weger was set at $294,000. (For 2007, Mr. Barnello’s and Mr. Weger’s annual base salary and target bonus were $375,000 and $281,250, respectively.)

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Each actual cash bonus for 2008 (paid in 2009) will range from 0% to 200% of the target bonus, although the Board, in its discretion, may award a cash bonus in excess of 200%. (Each actual cash bonus for 2007 (paid in 2008) will range from 0% to 200% of the target bonus, although the Board, in its discretion, may award a cash bonus in excess of 200%.) The categories of performance standards for determining the percentage of the target bonus earned for 2008 are unchanged from those for 2007.

In December 2006, the Company established a revised compensation program for its executive officers. The revised compensation program emphasizes long-term equity-based incentives designed to strengthen the executive officers’ interests with those of the Company’s shareholders. Consistent with that compensation plan and the equity awards granted last year, the Board of Trustees approved the following awards to the three officers under the Company’s 1998 Share Option and Incentive Plan:

•	An award of 16,686 restricted shares to Mr. Bortz; 12,009 restricted shares to Mr. Barnello; and 12,009 restricted shares to Mr. Weger. Each award vests one-third

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of the awarded amount on January 1, 2009, 2010 and 2011. All of the award shares are issued and outstanding as of the grant date (December 17, 2007), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares.

•	A performance-based award to Mr. Bortz in a target amount of 18,580 shares; to Mr. Barnello in a target amount of 13,398 shares; and to Mr. Weger in a target amount of 13,398 shares.

o	The actual amount of the award will be determined on January 1, 2011 and will depend on the “total return” of the Company’s common shares over a three-year period beginning with the closing price of the Company’s common stock on December 31, 2007, and ending with the closing price of the Company’s common stock on December 31, 2010. Each officer may actually receive as few as zero shares and as many as twice the target shares.

o	Forty percent of the award will be based on the Company’s “total return” (as defined below) compared to the total return of the companies in the NAREIT Equity Index. Forty percent of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company and included in the NAREIT Equity Index. The final twenty percent of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal.

o	“Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.

o	After the actual amount of the award is determined (or earned) on January 1, 2011, the earned shares will be issued and outstanding but a portion will be subject to further vesting. One-third of the earned amount will vest immediately on January 1, 2011, and the remaining two-thirds will vest in equal amounts on January 1, 2012, and January 1, 2013.

o	Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2007, until the determination date, January 1, 2011. Such accrued dividends will be paid to the awardee on or about January 1, 2011. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

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Compensatory Grants to Non-Executive Employees

Also on December 17, 2007, the Board of Trustees approved awards to non-executive employees of the Company pursuant to the 1998 Share Option and Incentive Plan totaling 14,686 restricted shares. Each award vests one-third of the awarded amount on January 1, 2009, 2010 and 2011. The non-executive employee share awards, at the time of grant, had a market value of approximately $485,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

	By:	/s/ Hans S. Weger
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

Dated: December 17, 2007

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